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EXHIBIT 21.1

List of Subsidiaries

1.    Choice One Communications International Inc.

2.    Choice One Communications of Connecticut Inc.

3.    Choice One Communications of Maine Inc.

4.    Choice One Communications of Massachusetts Inc.

5.    Choice One Communications of New York Inc.

6.    Choice One Communications of Ohio Inc.

7.    Choice One Communications of Pennsylvania Inc.

8.    Choice One Communications of Rhode Island Inc.

9.    Choice One Communications of Vermont Inc.

10.   Choice One Communications of Virginia Inc.

11.   Choice One Communications Services Inc.

12.   Choice One of New Hampshire Inc.

13.   Choice One OnLine Inc.

14.   US Xchange, Inc.

15.   US Xchange of Illinois, L.L.C.

16.   US Xchange of Indiana, L.L.C.

17.   US Xchange of Michigan, L.L.C.

18.   US Xchange of Wisconsin, L.L.C.